EXHIBIT INDEX

(C)(1)    Agreement and Declaration of Unitholders, dated June 10, 1996

(C)(2)    Agreement and Declaration of Unitholders, dated June 10, 1996

(C)(3)    Agreement and Declaration of Unitholders, dated June 10, 1996

(p)(1)    Trustees' Power of Attorney, dated January 13, 2000

(p)(2)    Officers' Power of Attorney, dated January 13, 2000